Exhibit 10.1

SUBSCRIPTION AGREEMENT

dated as of February 14, 2020

between

ATLAS TC HOLDINGS LLC

and

GSO COF III AIV-2 LP

TABLE OF CONTENTS

RECITALS		1

ARTICLE I	PURCHASE; CLOSING	2

1.1	Purchase	2
1.2	Closing	2
1.3	Closing Conditions	2

ARTICLE II	REPRESENTATIONS AND WARRANTIES	5

2.1	Representations and Warranties of the Company	5
2.2	Representations and Warranties of the Purchaser	11

ARTICLE III	COVENANTS	13

3.1	Actions	13
3.2	Waivers Under or Amendments to Acquisition Agreement	13

ARTICLE IV	MISCELLANEOUS	14

4.1	Expenses	14
4.2	Amendment; Waiver	14
4.3	Counterparts and Facsimile	14
4.4	Governing Law	14
4.5	WAIVER OF JURY TRIAL	14
4.6	Notices	14
4.7	Entire Agreement, Etc	15
4.8	Interpretation; Other Definitions	16
4.9	Captions	16
4.10	Severability	17
4.11	No Third-Party Beneficiaries	17
4.12	Public Announcements	17
4.13	Specific Performance	17
4.14	No Recourse	17

(i)

INDEX OF DEFINED TERMS

Term	Location of Definition
Acquisition Agreement	Recitals
Acquisition Co.	Recitals
Action	2.1(h)
Affiliate	4.8(a)
Agreement	Preamble
Amended and Restated Operating Agreement	1.2(b)
Anti-Corruption Laws	2.1(o)
Beneficial Ownership Regulation	1.3(c)(ix)
business day	4.8(e)
Closing	1.2(a)
Closing Date	1.2(a)
Commitment Letter	Recitals
Company	Preamble
Company Parties	2.1(o)
Company Subsidiary	2.1(a)(ii)
Company’s knowledge	4.8(g)
control/controlled by/under common control with	4.8(a)
Exchange Act	4.8(f)
Fair Value	2.1(j)(i)
Governmental Entity	2.1(e)
GSO	Recitals
including/includes/included/include	4.8(c)
Indebtedness	2.1(b)
knowledge of the Company	4.8(g)
Liabilities	2.1(j)(iii)
Liens	2.1(c)
Material Adverse Effect	2.1(d)(ii)
OFAC	2.1(n)
Payment Letter	Recitals
person	4.8(f)
Preferred Commitment	Recitals
Present Fair Salable Value	2.1(j)(ii)
Purchase	1.1(a)
Purchase Price	1.1(a)
Purchaser	Preamble
Purchaser Parties	2.2(m)
SEC	2.1(f)
Securities Act	1.3(c)(viii)
Seller	Recitals
SPAC	Recitals
Subsidiary	2.1(a)(ii)
Target	Recitals
Transaction	Recitals
Units	Recitals

(ii)

LIST OF ANNEXES AND EXHIBITS

Annex I	Organizational Chart of the Company
Annex II	Outstanding Equity Interests and Indebtedness of the Company

Exhibit A	Form of Solvency Certificate

(iii)

SUBSCRIPTION AGREEMENT, dated as of February 14, 2020 (this “Agreement”), between Atlas TC Holdings LLC, a Delaware limited liability company (the “Company”), and GSO COF III AIV-2 LP (the “Purchaser”).

RECITALS:

A. The Transaction. The Company, Boxwood Merger Corp., a Delaware corporation (the “SPAC”), Atlas Intermediate Holdings LLC, a Delaware limited liability company (the “Target”), Atlas TC Buyer LLC (“Acquisition Co.”), a newly formed Delaware limited liability company and a wholly-owned subsidiary of the Company, and Atlas Technical Consultants Holdings, LP, a Delaware limited partnership (the “Seller”), have entered into that certain Unit Purchase Agreement, dated as of August 12, 2019 (together with all exhibits, schedules and disclosure letters thereto, as such agreement may have been or be amended from time to time, the “Acquisition Agreement”), pursuant to which the SPAC will acquire all of the outstanding equity interests of the Target through Acquisition Co. (the “Transaction”).

B. The Preferred Commitment and Payment Letter.

1.	In connection with the Transaction and the consummation of the other transactions contemplated in the Commitment Letter and each of the exhibits thereto, dated January 23, 2020, from GSO Capital Partners LP, a Delaware limited partnership (“GSO”), addressed to the SPAC and the Company (the “Commitment Letter”), the Purchaser has committed to purchase from the Company, and the Company shall sell to the Purchaser, Series A Preferred Units of the Company (the “Units”) for an aggregate cash purchase price of $142,100,000 (the “Preferred Commitment”). Capitalized terms used but not defined herein shall have the meanings given such terms in the Commitment Letter.

2.	The Company and GSO entered into a closing payment letter agreement, dated January 23, 2020 (as the same may be amended, the “Payment Letter”), providing for, among other things, the payment by the Company to GSO of certain fees in connection with the Preferred Commitment.

C. The Investment. Immediately prior to the completion of the Transaction and in fulfillment of the Preferred Commitment, the Company intends to sell to the Purchaser, and the Purchaser intends to purchase from the Company, as an investment in the Company and on the terms and conditions hereof, the Units.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE; CLOSING

1.1 Purchase. On the terms and subject to the conditions set forth herein, at the Closing, the Purchaser will purchase from the Company, and the Company will sell to the Purchaser, free and clear of all Liens (other than those set forth in the Amended and Restated Operating Agreement (as defined below) or arising by reason of any act of the Purchaser or under applicable securities laws) 145,000 Units at a per Unit price of $978.2069 for an aggregate cash purchase price of $141,840,000 (the “Purchase Price”) (such purchase and sale, the “Purchase”) which represents a 2.17931% original issue discount on the Units.

1.2 Closing.

(a) The closing of the purchase of the Units referred to in Section 1.1 by the Purchaser pursuant hereto (the “Closing”) shall occur at 9:00 A.M., New York City time, on the date hereof, at the New York offices of Winston and Strawn LLP, or at such other time and location as agreed by the Purchaser and the Company in writing. The date of the Closing is referred to as the “Closing Date.”

(b) At the Closing, (i) the Company will (A) make entries in its register of members in order to record and give effect to the issuance of the Units to the Purchaser, (B) deliver to the Purchaser an amended and restated operating agreement of the Company, in the form of Exhibit A attached hereto (the “Amended and Restated Operating Agreement”) duly executed by the Company and all of the members of the Company (other than Purchaser), (C) deliver all other items required to be delivered pursuant to Section 1.3(c), and shall instruct its officers to reflect the issuance of the Units (which are uncertificated) to the Purchaser, and (D) reimburse the Purchaser for all expenses then due in connection with the transactions contemplated hereby, to the extent invoiced at least one business day prior to the date hereof, and all other amounts required to be paid to the Purchaser on the Closing Date pursuant to the Payment Letter and (ii) the Purchaser will deliver (A) the Purchase Price by wire transfer of immediately available funds to a bank account that has been designated in writing by the Company not less than two business days prior to the Closing, and (B) the items required to be delivered pursuant to Section 1.3(d).

1.3 Closing Conditions.

(a) The Closing shall be subject to the satisfaction or valid waiver by each party of conditions that, on the Closing Date:

(i) no federal, state, local, foreign or supranational government, any court, administrative, regulatory or other governmental agency, commission or authority, any non-governmental self-regulatory agency, commission or authority or any arbitral body of competent jurisdiction (a “Governmental Entity”) shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise preventing, restraining or prohibiting consummation of the transactions contemplated hereby, and no Governmental Entity shall have instituted or threatened in writing a proceeding seeking to impose any such prevention, restraint or prohibition; and

(ii) all conditions precedent to the closing of the Transaction, including the approval of the SPAC’s stockholders, shall have been satisfied or waived (other than those conditions which, by their nature, are to be satisfied at the closing of the Transaction, but subject to the satisfaction of those conditions at such time).

(b) The obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver by the Company of the additional conditions that, on the Closing Date:

(i) all representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date; and

(ii) the Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(c) The obligation of the Purchaser to consummate the Closing shall be subject to the satisfaction or valid waiver by the Purchaser of the conditions that, on the Closing Date:

(i) all representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that, in each case, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects;

(ii) the Acquisition Agreement Representations shall be true and correct in all material respects on and as of the Closing Date, except in the case of any such Acquisition Agreement Representations which expressly relates to a given date or period, in which case, such Acquisition Agreement Representations shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be; provided that, to the extent that any of such representations and warranties are qualified by or subject to a materiality, “material adverse effect”, “material adverse change” or similar term or qualification, such representations and warranties shall be true in all respects;

(iii) substantially concurrently with the Closing hereunder, (A) the Company shall have received the Minimum Equity Amount, (B) the Equity Rollover shall have occurred, (C) the Debt Financing shall have been consummated on terms and conditions satisfactory to the Purchaser, and the Acquisition Co. shall have received no more than $281,000,000 in respect of the First Lien Term Facility, and (D) the Refinancing shall have occurred (with all applicable related Liens and guarantees to be released and terminated or customary provisions therefor made);

(iv) substantially concurrently with the Closing hereunder, the Transaction shall have been or shall be consummated in accordance with the terms and conditions of the Acquisition Agreement, as from time to time waived, amended, supplemented or otherwise modified, other than any such waiver, amendment, supplement, consent or other modification thereto that, individually or in the aggregate, would reasonably be expected to be materially adverse to the interests of the Purchaser unless the Purchaser shall have consented thereto; provided that any change in the definition of “Material Adverse Effect” in the Acquisition Agreement shall be deemed to be materially adverse to the interests of the Purchaser;

(v) the Company shall have delivered to the Purchaser: (A) a duly executed certificate from an authorized officer of the Company, dated as of the Closing Date, certifying (1) that the conditions set forth in Sections 1.3(c)(i), (ii) and (vi) have been satisfied, (2) that each of the certificate of formation of the Company and the Amended and Restated Operating Agreement, each attached thereto, is in full force and effect as of the Closing, and (3) that the resolutions of the managing member of the Company approving this Agreement and the transactions contemplated hereby were duly adopted; (B) a certificate of good standing with respect to the Company issued by the jurisdiction of its formation, stamped with a date no older than ten business days prior to the Closing Date; and (C) a solvency certificate of the Company dated as of the Closing Date, substantially in the form of Exhibit A attached hereto;

(vi) since December 31, 2018, there has been no Material Adverse Effect (as defined in the Acquisition Agreement as in effect on January 23, 2020);

(vii) the Purchaser shall have received unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the SPAC and the Target for any subsequent fiscal quarter ended at least 45 days prior to the Closing Date;

(viii) the Purchaser shall have received a pro forma consolidated balance sheet and related pro forma consolidated income statements of the Company and its Subsidiaries as of the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements of the Target have been delivered pursuant to Section 1.3(c)(vii), prepared giving effect to the Transaction as if the Transaction had occurred as of such date (in the case of the pro forma balance sheet) or as of the beginning of such period (in the case of the pro forma income statement), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended (the “Securities Act”), or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)); and

(ix) the Purchaser shall have received, (x) at least three business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, in each case, to the extent requested of the SPAC and the Company by the Purchaser at least 10 days prior to the Closing Date and (y) at least three business days prior to the Closing Date, with respect to the Company or the SPAC to the extent that either qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation and requested of the SPAC and the Company by the Purchaser at least 10 days prior to the Closing Date

(d) The Purchaser agrees that, at or prior to the Closing, the Purchaser shall deliver to the Company a duly completed and executed (i) Internal Revenue Service Form W-9 and (ii) a counterpart signature page to the Amended and Restated Operating Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Company. The Company represents and warrants to the Purchaser as follows:

(a) Formation and Authority.

(i) The Company is duly formed, validly existing and in good standing as a limited liability company under the laws of the State of Delaware and has all requisite limited liability company power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company has furnished to the Purchaser true, correct and complete copies of the operating agreement of the Company as in effect immediately prior to the Closing and the Acquisition Agreement (including all schedules and exhibits thereto) in the form executed and delivered by the parties thereto as of August 12, 2019, as amended as of the date hereof.

(ii) Each Company Subsidiary is duly organized, validly existing, duly qualified to do business and in good standing under the laws of the jurisdiction of its formation (if the concept of “good standing” is a recognized concept in such jurisdiction) and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted. The organizational chart set forth in Annex I is true, correct and complete as of immediately prior to the Closing. As used herein, “Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or other entity (A) of which such person or a subsidiary of such person is a general partner or (B) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity, is directly or indirectly owned by such person and/or one or more subsidiaries thereof; and “Company Subsidiary” means, as of immediately prior to the Closing, any Subsidiary of the Company.

(b) Capitalization. Annex II sets forth the outstanding equity interests and Indebtedness of the Company immediately prior to the Closing. Except as set forth on Annex II, the Company has not (A) issued or authorized the issuance of any equity interests of the Company or any securities convertible into or exchangeable or exercisable for equity interests of the Company, (B) repurchased or redeemed, or authorized the repurchase or redemption of, any equity interests of the Company. All of the issued and outstanding equity interests of the Company have been validly issued and are fully paid, nonassessable and free of preemptive rights. Except as reflected on Annex II or as contemplated by the Acquisition Agreement, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable for, any equity securities of the Company or any securities representing the right to purchase or otherwise receive any equity interests of the Company. For the purposes of this Section 2.1(b), “Indebtedness” means, with respect to any person, without duplication, (i) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (ii) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such person, (iv) all guarantees and arrangements having the economic effect of a guarantee of such person of any Indebtedness of any other person, or (v) all obligations or undertakings of such person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others. No other class of equity interest of the Company ranks pari passu with or senior to the Units. There are no Units or instruments issued by the Company or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of the Units to the Purchaser, as contemplated by the terms hereof.

(c) Company’s Subsidiaries. The Company owns, directly or indirectly, all of the issued and outstanding equity interests in each of the Company Subsidiaries, free and clear of any liens, charges, adverse rights or claims, pledges, covenants, title defects, security interests and other encumbrances of any kind (“Liens”), and all of such equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any equity security of such Company Subsidiary or any securities representing the right to purchase or otherwise receive any equity security of such Company Subsidiary.

(d) Authorization.

(i) The Company has the limited liability company power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by the managing member of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). No other proceedings are necessary for the execution and delivery by the Company of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby.

(ii) Neither the execution and delivery by the Company of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the material properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of (i) its certificate of formation, operating agreement or other governing instrument of the Company or any Company Subsidiary or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which it may be bound, or to which the Company or any Company Subsidiary or any of the properties or assets of the Company or any Company Subsidiary may be subject, or (B) subject to compliance with the statutes and regulations referred to in Section 2.1(e), violate any law, statute, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Company Subsidiary or any of their respective properties or assets, in each case, except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to have a Material Adverse Effect. As used in this Agreement, the term “Material Adverse Effect” means (1) a material adverse change in, or a material adverse effect upon, the business, properties, results of operations or condition (financial or otherwise) of the Company and Company Subsidiaries taken as a whole or (2) a material impairment of the ability of the Company to perform under this Agreement.

(e) Governmental Consents. No material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, or expiration or termination of any statutory waiting period, is necessary for the consummation by the Company of the transactions contemplated by this Agreement, other than such authorizations, orders, consents or approvals as have already been obtained by the Company.

(f) Offering of Units. Neither the Company nor any person acting on its behalf has taken any action (including any offering of any Units of the Company under circumstances which would require the integration of such offering with the offering of any of the Units to be issued pursuant to this Agreement under the Securities Act, and the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) promulgated thereunder) which might subject the offering, issuance or sale of any of the Units to the Purchaser pursuant to this Agreement to the registration requirements of the Securities Act.

(g) Status of Units. The issuance of the Units has been duly authorized by all necessary limited liability company action and, when issued and delivered to the Purchaser against full payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, will not subject the holders thereof to personal liability and will not have been issued in violation of, or subject to, any preemptive or similar rights created under the Amended and Restated Operating Agreement, or under the laws of the State of Delaware. When issued and paid for in accordance with the terms of this Agreement, the Units will be free and clear of all Liens, except (i) as set forth in the Amended and Restated Operating Agreement, (ii) Liens created by or imposed upon the Purchaser and (iii) restrictions on transfer under federal, state and/or foreign securities laws.

(h) Compliance with Laws. The Company and each Company Subsidiary have all material permits, licenses, franchises, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted and that are material to the business of the Company or such Company Subsidiary. The Company and each Company Subsidiary has complied in all material respects and is not in default or violation in any material respect of, and none of them is, to the knowledge of the Company, under investigation with respect to or, to the knowledge of the Company, has been threatened to be charged with or given notice of any material violation of, any applicable material domestic (federal, state or local) or foreign law, statute, ordinance, license, rule, regulation, policy or guideline, order, demand, writ, injunction, decree or judgment of any Governmental Entity, other than such noncompliance, defaults or violations that would not reasonably be expected to have a Material Adverse Effect. Except for statutory or regulatory restrictions of general application, no Governmental Entity has placed any material restriction on the business or properties of the Company or any Company Subsidiary.

(i) Acquisition Agreement Representations. The conditions set forth in Section 2.6(b)(i) of the Acquisition Agreement and, to the knowledge of the Company, the conditions set forth in Section 2.6(c)(i) of the Acquisition Agreement have been satisfied.

(j) Solvency. Immediately after giving effect to the consummation of the Transactions (i) the Fair Value of the assets of the Company and its Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of the Company and its Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities; (iii) the Company and its Subsidiaries on a consolidated basis taken as a whole do not have Unreasonably Small Capital; and (iv) the Company and its Subsidiaries taken as a whole will be able to pay their Liabilities as they mature. For purposes hereof,

(i) “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of the Company and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(ii) “Present Fair Salable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Company and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(iii) “Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Company and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(iv) “Will be able to pay their Liabilities as they mature” means for the period from the date hereof through the Term Maturity Date (as defined in the Debt Financing Documentation), the Company and its Subsidiaries on a consolidated basis taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those Liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Company and its Subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

(v) “Do not have Unreasonably Small Capital” means the Company and its subsidiaries on a consolidated basis taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern.

(k) Beneficial Ownership. As of the Closing Date, the information included in the certification of the Company regarding beneficial ownership as required by 31 C.F.R. § 1010.230, if applicable, is true and correct in all respects.

(l) Federal Reserve Regulations. None of the Company nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the sale of the Units hereunder will be used, directly or indirectly, to purchase or carry any margin stock or to refinance any Indebtedness originally incurred for such purpose, or for any other purpose that entails a violation of the provisions of Regulations U or X of the Board of Governors of the Federal Reserve System of the United States of America.

(m) Investment Company. None of the Company or any of its Subsidiaries is required to register as an “investment company” under the Investment Company Act of 1940, as amended from time to time.

(n) Sanctions and Anti-Terrorism Laws. Neither the Company nor any of its Subsidiaries or their respective officers, directors or, to the knowledge of any officer of the Company, employees appears on, or is owned or controlled by persons that appear on, the Specially Designated Nationals and Blocked Persons List published by the Office of Foreign Assets Control (“OFAC”), or is otherwise a person with which any U.S. person is prohibited from dealing under the laws of the United States. Unless authorized by OFAC, neither the Company nor any of its Subsidiaries does business or conducts any transactions with the governments of, or persons within, any country under economic sanctions administered and enforced by OFAC. Neither the Company nor any of its Subsidiaries will directly or, to the knowledge of the Company or such Subsidiary, indirectly use the proceeds from the sale of the Units hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person to fund any activities of or business with any person that, at the time of such funding, is the subject of economic sanctions administered or enforced by OFAC, or is in any country or territory that, at the time of such funding or facilitation, is the subject of economic sanctions administered or enforced by OFAC. Neither the Company nor any of its Subsidiaries is in violation of Executive Order No. 13224 or the USA PATRIOT Act or any other applicable anti-terrorism laws, anti-money laundering laws or laws relating to any international economic sanctions administered or enforced by the United States government (including without limitation, OFAC), the United Nations Security Council, the European Union or Her Majesty’s Treasury.

(o) Anti-Corruption Laws. The Company, its Subsidiaries, their respective directors and officers, and to the knowledge of the Company, their respective agents and employees, have conducted their businesses in compliance with all applicable laws, rules and regulations from time to time concerning or relating to bribery, corruption, or improper payments, including U.S. Foreign Corrupt Practices Act of 1977 (“Anti-Corruption Laws”). No part of the proceeds of the purchase of the Units will be used by the Company and its Subsidiaries, directly or, to the knowledge of the Company or such Subsidiaries, indirectly, in any manner that violates any provision of applicable Anti-Corruption Laws.

(p) Tax Matters. The Company was formed on July 30, 2019 and is treated as a partnership for federal, state and local tax purposes, and each Company Subsidiary is disregarded as an entity for federal state and local income tax purposes. Neither the Company nor any of its Subsidiaries has engaged in business activities, directly or indirectly, other than those directly associated with the Acquisition Agreement and the transactions described therein. The Company and each of its Subsidiaries have timely filed all tax returns required to be filed, and have paid all taxes required to be paid.

(q) Brokers and Finders. No broker or finder is entitled to any brokerage or finder’s fee or other commission payable by the Purchaser in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, the Company Subsidiaries or any of their respective directors, officers or employees.

(r) No Waiver or Modification of Closing Conditions. None of the conditions to Closing for the Transaction as set forth in the Acquisition Agreement which, if waived, amended, supplemented, consented to or otherwise modified, would be, individually or in the aggregate, materially adverse to the interests of the Purchaser has been waived, amended, supplemented, consented to or otherwise modified.

(s) No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 2.1 and in any certificate or agreement delivered pursuant hereto, none of the Company, any person on behalf of the Company or any of the Company’s Affiliates (collectively, the “Company Parties”) has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Company or the Transaction and the Company Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Purchaser in Section 2.2, and in any certificate or agreement delivered pursuant hereto, the Company Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by the Purchaser.

2.2 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as follows:

(a) Organization and Power. It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation (if the concept of “good standing” is a recognized concept in such jurisdiction) and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.

(b) Authorization. It has full power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by the Purchaser. This Agreement, when executed and delivered by it, will constitute the valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. No other proceedings are necessary for the execution and delivery by the Purchaser of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby.

(c) Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of it in connection with the consummation of the transactions contemplated by this Agreement.

(d) Compliance with Other Instruments. The execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated by this Agreement will not result in any violation or default (i) of any provisions of its organizational documents, (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, (iii) under any note, indenture or mortgage to which it is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound or (v) of any provision of federal or state statute, rule or regulation applicable to it, in each case (other than clause (i)), which would have a material adverse effect on it or its ability to consummate the transactions contemplated by this Agreement.

(e) Purchase Entirely for Own Account. This Agreement is made with it in reliance upon its representation to the Company, which by its execution of this Agreement, it hereby confirms, that the Units to be acquired by it will be acquired for investment for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that it has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of law.

(f) Disclosure of Information. It has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Units and the Transaction with the Company’s management.

(g) Restricted Securities. It understands that the offer and sale of the Units to it has not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of its representations as expressed herein. It understands that the Units are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, it may only transfer the Units if they are registered with the SEC and qualified by state authorities, or pursuant to an exemption from such registration and qualification requirements. It acknowledges that the Company has no obligation to register or qualify the Units for resale. It further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Units, and on requirements relating to the Company which are outside of its control, and which the Company is under no obligation and may not be able to satisfy.

(h) High Degree of Risk. It understands that its agreement to purchase the Units involves a high degree of risk which could cause it to lose all or part of its investment.

(i) Accredited Investor. It is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(j) General Solicitation. It is not acquiring the Units as a result of any advertisement, article, notice or other communication regarding the Units published in any newspaper, magazine or similar media, broadcast over television or radio, disseminated over the Internet or presented at any seminar or any other general solicitation or general advertisement.

(k) No Legal, Tax or Investment Advice. It understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to it in connection with the acquisition of the Units constitutes legal, tax or investment advice. It has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its acquisition of the Units.

(l) Residence. Its principal place of business are the offices located at the address set forth in Section 4.6.

(m) No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 2.2 and in any certificate or agreement delivered pursuant hereto, none of the Purchaser nor any person acting on behalf of the Purchaser nor any of the Purchaser’s Affiliates (the “Purchaser Parties”) has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Purchaser and the Purchaser Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Company in Section 2.1 and in any certificate or agreement delivered pursuant hereto, the Purchaser Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by the Company or any Company Party.

ARTICLE III

COVENANTS

3.1 Actions. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other parties may reasonably request to consummate or implement the transactions contemplated hereby.

3.2 Waivers Under or Amendments to Acquisition Agreement. The Company shall provide the Purchaser with (i) advance notice as soon as reasonably practicable in the event that the Company or the SPAC proposes to waive, or to agree to any waiver of, any of the closing conditions set forth in Section 2.6(a) or (b) of the Acquisition Agreement and (ii) prompt notice of any amendment to the Acquisition Agreement in the interim between the date hereof and the consummation of the Transaction thereunder.

ARTICLE IV

MISCELLANEOUS

4.1 Expenses. Each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement, except that the Company shall reimburse the Purchaser for its fees and expenses as provided in Section 1.2(b)(i)(D).

4.2 Amendment; Waiver. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver of any party to this Agreement, as the case may be, will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. The right of a party to any remedy pursuant to this Agreement shall not be waived or otherwise affected by any investigation or examination conducted, or any knowledge possessed or acquired (or capable of being possessed or acquired), by such party at any time concerning any circumstance, action, omission or event relating to the accuracy or performance of any representation, warranty, covenant or obligation.

4.3 Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by email and such emails will be deemed as sufficient as if actual signature pages had been delivered.

4.4 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the County of New Castle, City of Wilmington, State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.

4.5 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

4.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Purchaser to:
GSO Capital Partners LP
345 Park Avenue, 31st Floor
New York, New York 10154
Attention: Robert Petrini; Marisa J. Beeney
Email: robert.petrini@gsocap.com; marisa.beeney@gsocap.com
with a copy to (which copy alone shall not constitute notice):
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: William H. Gump
Viktor Okasmaa
Email: wgump@willkie.com
vokasmaa@willkie.com
If to the Company:

Atlas TC Holdings LLC
8801 Calera Dr.
Austin, TX 78735
Attention: Steven Kadenacy
Email: sk@boxwoodmc.com
with a required copy to (which copy shall not constitute notice):
Winston & Strawn LLP
200 Park Avenue
New York, NY 10166-4193
Attention: Joel Rubinstein
Jason Osborn
Email: jrubinstein@winston.com
josborn@winston.com

4.7 Entire Agreement, Etc. (a) Except as otherwise provided herein, this Agreement (including the Exhibits and Annexes hereto) constitutes the entire agreement, and supersedes all other prior agreements and other understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof; and (b) this Agreement will not be assignable by operation of law or otherwise (any attempted assignment in contravention hereof being null and void); provided that the Purchaser may assign its rights and obligations under this Agreement to any Affiliate, but only if the transferee agrees in writing for the benefit of the Company (with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement (any such transferee shall be included in the term “Purchaser”); provided, further, that no such assignment shall relieve the Purchaser of its obligations hereunder.

4.8 Interpretation; Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement. In addition, the following terms are ascribed the following meanings:

(a) the term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise; provided, that other than for purposes of Section 4.14 of this Agreement, any reference to an “Affiliate” of the Purchaser shall exclude any person outside of the credit-focused business of The Blackstone Group Inc.;

(b) the word “or” is not exclusive;

(c) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(d) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(e) “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by law or other governmental action to close;

(f) “person” has the meaning given to it in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act; and

(g) to the “knowledge of the Company” or “Company’s knowledge” means the actual knowledge of Stephen Kadenacy, Daniel E. Esters and Duncan Murdoch.

4.9 Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

4.10 Severability. If any provision of this Agreement or the application thereof to any person (including the officers and managers of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

4.11 No Third-Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto, any benefit right or remedies.

4.12 Public Announcements. The parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and neither the Company nor the Purchaser will make any such news release or public disclosure without first consulting with the other, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld, conditioned or delayed) and each party shall coordinate with the party whose consent is required with respect to any such news release or public disclosure. Notwithstanding the foregoing, Purchaser may make any public disclosure of this Agreement and the terms set forth herein as required by applicable securities laws or regulations and the rules of the stock exchange upon which its securities are listed.

4.13 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms of this Agreement, this being in addition to any other remedies to which they are entitled at law or equity.

4.14 No Recourse. This Agreement may only be enforced against the named parties hereto. All claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made only against the entities that are expressly identified as parties hereto or that are subject to the terms hereof, and no past, present or future officer, employee, incorporator, member, manager, partner, stockholder, Affiliate, agent, attorney or representative of the Purchaser or any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action, whether in tort, contract or otherwise, that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement and the transactions contemplated hereby and by the other certificates delivered pursuant thereto.

* * *

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

ATLAS TC HOLDINGS LLC

By:	/s/ Stephen M. Kadenacy
Name:	Stephen M. Kadenacy
Title:	Chief Executive Officer

GSO COF III AIV-2 LP

By:	GSO Capital Opportunities Associates III LLC, its general partner

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Authorized Signatory

[Signature Page to Subscription Agreement]

Annex I

Organizational Chart of the Company

Annex II

Outstanding Equity Interests and Indebtedness of the Company

Holder	Membership Interests
Boxwoood Merger Corp.	100%

Exhibit A

Form of Solvency Certificate

February 14, 2020

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section 1.3(c)(v)(C) of the Subscription Agreement, dated as of February 14, 2020 (as amended, restated, amended and restated, supplemented and/or otherwise modified, the “Subscription Agreement”), by and among Atlas TC Holdings LLC (“Issuer”) and GSO COF III AIV-2 LP. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Subscription Agreement.

I, [●], the [Chief Financial Officer / other senior financial officer] of Issuer, in that capacity only and not in my individual capacity, DO HEREBY CERTIFY on that as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof, that:

1. For purposes of this certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of Issuer and its subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of Issuer and its subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c) “Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Issuer and its subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d) “Will be able to pay their Liabilities as they mature”

For the period from the date hereof through the Term Maturity Date (as defined in the Debt Financing Documentation), Issuer and its subsidiaries on a consolidated basis taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by Issuer and its subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

(e) “Do not have Unreasonably Small Capital”

Issuer and its subsidiaries on a consolidated basis taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern.

2. Based on and subject to the foregoing, I hereby certify on behalf of Issuer that immediately after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value of the assets of Issuer and its subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of Issuer and its subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities; (iii) Issuer and its subsidiaries on a consolidated basis taken as a whole do not have Unreasonably Small Capital; and (iv) Issuer and its subsidiaries taken as a whole will be able to pay their Liabilities as they mature.

 3. In reaching the conclusions set forth in this Certificate, the undersigned (i) has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by Issuer and its subsidiaries after consummation of the transactions contemplated by the Subscription Agreement, (ii) has reviewed the Subscription Agreement and the financial statements referred to therein and (iii) in the undersigned’s capacity as [Chief Financial Officer], is familiar with the financial condition of Issuer and its subsidiaries.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

Sincerely,

ATLAS TC HOLDINGS LLC

By:
Name:
Title: